UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K/A
Amendment No. 2
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2006
TD AMERITRADE Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-49992 (Commission File Number)	82-0543156 (I.R.S. Employer Identification Number)

4211 South 102nd Street Omaha, Nebraska (Address of principal executive offices)		68127 (Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01 Financial Statements and Exhibits.
     On January 27, 2006, TD AMERITRADE Holding Corporation (the “Company”) filed a Current Report on Form 8-K in connection with the acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”) on January 24, 2006. On April 10, 2006, the Company filed Amendment No. 1 to such Form 8-K to satisfy the requirements of Item 9.01 (a) and (b) of Form 8-K in connection with the acquisition of TD Waterhouse. This Amendment No. 2 to Form 8-K is being filed solely to provide updated TD Waterhouse audited financial statements and pro forma financial information for purposes of meeting the requirements of Rule 3-05 and Article 11 of SEC Regulation S-X with respect to possible future registration statements under the Securities Act of 1933.
(a) Financial Statements of Businesses Acquired
     The audited consolidated financial statements of TD Waterhouse, including TD Waterhouse’s consolidated statements of financial condition as of October 31, 2005 and 2004 and consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended October 31, 2005, are presented beginning on the following page.

TD Waterhouse Group, Inc.
Consolidated Financial Statements
As at October 31, 2005 and 2004
and for each of the three years in the period
ended October 31, 2005

TD Waterhouse Group, Inc.
Index to Consolidated Financial Statements

Report of Independent Auditors
To the Board of Directors
and Stockholders of
TD Waterhouse Group, Inc.:
In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of TD Waterhouse Group, Inc. and its subsidiaries (collectively, the “Company”) at October 31, 2005 and October 31, 2004, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/PricewaterhouseCoopers LLP
New York, New York
September 12, 2006

TD Waterhouse Group, Inc.
Consolidated Statements of Financial Condition
At October 31, 2005 and 2004
(in US$ thousands, except share data)

	2005	2004
Assets
Cash and cash equivalents	$62,765	$222,716
Investment securities
Held to maturity (market value of $0 and $2,830,814)	—	2,831,595
Available for sale, at market value	—	6,940,966
Trading	172,942	1,873,353
Restricted investment securities, at cost	—	32,695
Receivables from customers	3,594,647	5,069,332
Securities purchased under agreements to resell	—	1,515,855
Receivables from brokers and dealers	34,985	79,140
Deposits paid for securities borrowed	24,163	91,845
Deposits with clearing organizations	38,840	54,872
Loans, net of allowance for loan losses of $0 and $600	—	24,479
Receivables from affiliates	86,575	8,526
Furniture, equipment and leasehold improvements, at cost, less accumulated depreciation and amortization of $54,325 and $98,055	61,742	123,933
Capitalized software, net of accumulated amortization of $45,736 and $67,263	26,369	30,637
Intangible assets	6,189	12,409
Goodwill	704,929	859,289
Deferred tax assets	40,241	34,569
Other assets	43,636	112,246

Total assets	$4,898,023	$19,918,457

Liabilities, minority interest and stockholders’ equity

Liabilities
Bank loans and overdrafts	$110,288	$43,309
Interest bearing deposits	—	8,631,570
Deposits received for securities loaned	1,236,922	1,081,561
Securities sold, not yet purchased	3,001	5,136
Payables to brokers and dealers	48,181	176,119
Payables to customers	1,658,177	5,391,422
Swap contracts with affiliate, at fair value	—	726,837
Payables to affiliates	7,523	544,151
Non interest bearing deposits	—	351
Taxes payable	84,305	27,144
Deferred tax liabilities	38,538	75,583
Accrued compensation and other liabilities	176,659	229,541
Liabilities qualifying as risk based capital
Subordinated debt with affiliate	30,000	30,000

Total liabilities	3,393,594	16,962,724

Minority interest	—	61,277

Commitments and contingent liabilities (Note 14)

Stockholders’ equity
Preferred stock of subsidiary Cdn$1,000 par value: unlimited shares authorized, 0 and 17,100 shares issued and outstanding, at October 31, 2005 and 2004, respectively	—	11,829
Common stock — Class A, $0.01 par value, 355 million shares authorized, 352,944,959 issued and outstanding	3,530	3,530
Common stock — Class B, $0.01 par value, 18 million shares authorized, 0 and 17,724,648 shares issued and outstanding at October 31, 2005 and 2004, respectively	—	177
Additional paid-in capital	1,878,932	1,785,631
Retained earnings	1,172,498	1,024,776
Affiliate notes receivable (Note 3)	(1,550,731)	—
Accumulated other comprehensive income	200	68,513

Total stockholders’ equity	1,504,429	2,894,456

Total liabilities, minority interest and stockholders’ equity	$4,898,023	$19,918,457

The accompanying notes are an integral part of these consolidated financial statements.

TD Waterhouse Group, Inc.
Consolidated Statements of Income
For the year ended October 31,
(in US$ thousands)

	2005	2004	2003
Revenues
Interest income
Margin loans	$205,201	$139,264	$96,627
Investment securities	—	395	433
Other	10,291	3,724	18,195

Total interest income	215,492	143,383	115,255

Interest expense
Interest bearing deposits	—	489	886
Deposits received for securities loaned	26,146	9,381	11,533
Customer deposits	12,615	2,073	2,980
Bank loans and overdrafts	547	275	134
Interest paid to affiliates	299	—	—
Subordinated debt	1,992	1,992	1,992

Total interest expense	41,599	14,210	17,525

Net interest income	173,893	129,173	97,730

Non-interest income
Commissions and fees	289,742	330,520	322,993
Gain on principal transactions	23,394	28,210	21,116
Net gain / (loss) on sale of available for sale securities	24,600	1	(3,750)
Mutual fund and related revenue	85,269	88,370	83,039
Fees from affiliates	111,252	96,953	48,520
Other	58,699	60,689	45,425

Total non-interest income	592,956	604,743	517,343

Net revenue	766,849	733,916	615,073

Operating expenses
Employee compensation and benefits	272,713	265,427	239,995
Floor brokerage, exchange and clearing fees	41,272	42,050	28,986
Occupancy	45,540	41,183	47,295
Advertising and promotion	85,290	75,777	52,740
Depreciation and amortization	39,511	40,862	37,879
Equipment	30,186	30,580	29,099
Communications and data processing	48,243	49,490	69,222
Professional fees	28,509	29,005	20,255
Stationery and postage	22,119	22,984	20,819
Other	60,987	51,228	14,405

Total operating expenses	674,370	648,586	560,695

Income from continuing operations before income taxes	92,479	85,330	54,378
Income tax provision	19,253	24,260	17,857

Income from continuing operations	73,226	61,070	36,521
Discontinued operations (Note 3)
Income from discontinued operations before income tax and minority interest	435,492	167,685	40,338
Income tax provision	206,449	61,533	26,273

Income from discontinued operations before minority interest	229,043	106,152	14,065
Minority interest	12,022	9,150	5,828

Income from discontinued operations	217,021	97,002	8,237

Net income	$290,247	$158,072	$44,758

The accompanying notes are an integral part of these consolidated financial statements.

TD Waterhouse Group, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
(in US$ thousands, except share data)

											Accumulated
		Preferred Stock		Common Stock		Common Stock		Additional		Affiliate	Other
	Comprehensive	of Subsidiary		Class A		Class B		Paid-In	Retained	Notes	Comprehensive	Total
	Income	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Receivable	(Loss)/Income	Equity
Balance at October 31, 2002,		17,100	$11,829	352,944,959	$3,530	17,724,648	$177	$1,770,745	$822,722	$—	$(9,313)	$2,599,690

Increase in APIC from surrendered and exercised stock options								12,537				12,537
Increase in APIC re: deemed contribution for stock compensation								750				750
Dividend on preferred stock of subsidiary									(358)			(358)
Comprehensive Income
Net income	$44,758								44,758			44,758
Net change in appreciation on investment securities, available for sale, held by bank subsidiaries, net of taxes of $1,095	(1,865)										(1,865)	(1,865)
Translation adjustment arising during the year, net of taxes of $7,848	45,323										45,323	45,323

Comprehensive income	$88,216

Balance at October 31, 2003		17,100	$11,829	352,944,959	$3,530	17,724,648	$177	$1,784,032	$867,122	$—	$34,145	$2,700,835

Increase in additional paid-in capital from surrendered and exercised stock options								577				577
Increase in additional paid-in capital re: deemed contribution for stock compensation								1,022				1,022
Dividend on preferred stock of subsidiary									(418)			(418)
Comprehensive Income
Net income	$158,072								158,072			158,072
Net change in appreciation on investment securities, available for sale, held by bank subsidiaries, net of taxes of $4,107	6,994										6,994	6,994
Translation adjustment arising during the year, net of taxes of $16,077	27,374										27,374	27,374

Comprehensive income	$192,440

Balance at October 31, 2004		17,100	$11,829	352,944,959	$3,530	17,724,648	$177	$1,785,631	$1,024,776	$—	$68,513	$2,894,456

Increase in additional paid-in capital from surrendered and exercised stock options								1,395				1,395
Distribution to parent re: deemed dividend for stock compensation expense									(165)			(165)
Dividend on preferred stock of subsidiary									(381)			(381)
Distribution to parent re: sale of subsidiaries at value below book value									(2,444)			(2,444)
Capital contribution re: sale of subsidiary to parent at value above book value								110,794				110,794
Decrease in capital for redemption of Class B stock						(17,724,648)	(177)	(18,888)	(139,535)			(158,600)
Contribution to capital relating to Class D Preferred shares of international subsidiary		323,000	275,983									275,983
Distribution of capital re Class B preferred shares relating to sale of international subsidiary		(17,100)	(11,829)									(11,829)
Distribution of capital re Class D preferred shares relating to sale of international subsidiary		(323,000)	(275,983)									(275,983)
Notes receivable from affiliate										(1,550,731)		(1,550,731)
Comprehensive Income
Net income	$290,247								290,247			290,247
Net change in appreciation on investment securities, available for sale, held by bank subsidiaries, net of taxes of $3,303	(5,632)										(5,632)	(5,632)
Translation adjustment arising during the year, net of taxes of $11,594	16,297										16,297	16,297
Reclass of translation gains realized during the year, net of taxes of $48,407	(78,978)										(78,978)	(78,978)

Comprehensive income	$221,934

Balance at October 31, 2005		—	$—	352,944,959	$3,530	—	$—	$1,878,932	$1,172,498	$(1,550,731)	$200	$1,504,429

The accompanying notes are an integral part of these consolidated financial statements.

TD Waterhouse Group, Inc.
Consolidated Statements of Cash Flows
For the year ended October 31,
(in US$ thousands, except share data)

	2005	2004	2003
Cash flows from operating activities
Net income	$290,247	$158,072	$44,758
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	55,267	56,231	55,743
Deferred tax assets	(19,908)	(16,392)	10,955
Deferred tax liabilities	3,724	12,589	1,321
Minority interest in earnings of consolidated subsidiary	12,022	9,150	5,828
Provision for loan losses	99	(346)	1,141
Allowance for doubtful customer accounts	985	1,915	1,969
Foreign exchange gain on disposal of foreign subsidiaries	(127,385)	—	—
Write down of investments	278	—	83,096
Net accretion of discount on investment securities held to maturity	(59,740)	(18,350)	(16,549)
Net amortization of discount on investment securities available for sale	2,543	275	166
Net increase in interest payable on swaps	(10,714)	2,397	2,787
Deemed (dividend) / contribution re: stock compensation	(165)	1,022	750
Goodwill impairment	—	—	11,104
(Increases) decreases in operating assets
Cash segregated under federal regulations	—	—	200,000
Trading investment securities	(348,465)	(164,978)	(888,401)
Securities purchased under agreements to resell	974,249	92,212	623,673
Receivables from customers	(617,322)	(509,824)	(1,322,870)
Receivables from brokers and dealers	13,865	(7,517)	70,702
Deposits paid for securities borrowed	67,682	(9,673)	53,802
Deposits with clearing organizations	5,945	12,501	(26,134)
Receivables from affiliates	(16,081)	(7,904)	—
Current tax receivable	—	—	11,573
Other assets	(9,700)	1,174	1,927
Increases (decreases) in operating liabilities
Deposits received for securities loaned	155,361	172,101	836,486
Securities sold, not yet purchased	3,030	1,296	(5,346)
Payables to brokers and dealers	(2,297)	(17,508)	(20,690)
Payables to customers	354,060	(227,526)	547,178
Payable to affiliates	(483,637)	438,252	(101,405)
Taxes payable	66,288	6,621	(5,196)
Accrued compensation and other liabilities	107,473	18,417	29,696

Cash provided by operating activities	417,704	4,207	208,064

Cash flows from investing activities
Purchase of investment securities held to maturity	(154,901,433)	(159,254,047)	(125,872,530)
Proceeds from maturities of investment securities held to maturity	155,266,249	157,690,654	126,259,378
Purchase of investment securities available for sale	(3,443,259)	(4,450,315)	(3,298,193)
Proceeds from maturities of investment securities available for sale	1,818,674	3,035,793	2,336,712
Proceeds from sale of investment securities available for sale	848,928	16,935	15,165
Purchase of restricted securities	(14,062)	(10,085)	(7,070)
Net decrease in loans	(3,863)	17,672	6,174
Purchase of furniture, equipment and leasehold improvements	(44,033)	(38,066)	(31,213)
Capitalized software	(22,148)	(15,723)	(1,520)
Purchase of intangible assets	—	(1,491)	(5,350)
Proceeds from disposals of businesses, net	947,477	—	18,397

Cash used in investing activities	452,530	(3,008,673)	(580,050)

Cash flows from financing activities
Bank loans and overdrafts	66,979	(6,453)	(9,524)
Net increase in interest bearing deposits	345,038	2,823,743	466,008
Net increase in non interest bearing deposits	1,142	145	(372)
Dividend paid on subsidiary preferred stock	(408)	(426)	(369)
Capital Contribution from Parent for subsidiary Class D Preference Shares	266,921	—	—
Notes receivable from affiliate	(1,550,731)	—	—
Redemption of Class B common stock	(158,600)	—	—

Cash provided by financing activities	(1,029,659)	2,817,009	455,743

Effect of exchange rate differences on cash and cash equivalents	(526)	(10,652)	5,554

(Decrease) increase in cash and cash equivalents	(159,951)	(198,109)	89,311
Cash and cash equivalents, beginning of year	222,716	420,825	331,514

Cash and cash equivalents, end of year	$62,765	$222,716	$420,825

Supplemental disclosures of cash flow information
Cash paid for interest	$211,642	$66,247	$95,326

Cash paid for income taxes	$133,494	$81,870	$44,394

Non cash financing activity
Forfeit of stock option	$4,877	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
1.	Organization and description of business

Through January 24, 2006, TD Waterhouse Group, Inc. (the “Company” or “TDW Group”), a Delaware holding company, was a wholly owned subsidiary of The Toronto-Dominion Bank (“TD Bank”). Through its operating subsidiaries, it was a leading provider of online financial services to investors in the U.S.

The Company was formerly a public company which was 89.3% owned by TD Bank through its wholly owned subsidiary, TD Waterhouse Holdings, Inc. (“TDW Holdings”). On November 26, 2001, TD Bank completed the merger of the Company with its former parent, TDW Holdings, and the Company is the surviving entity of the merger. The merger was the second step in a two-step acquisition. The first step, a cash tender offer for all outstanding shares of the Company at $9.50 per share, was completed on November 14, 2001, and a subsequent offering period was completed on November 21, 2001.

On June 22, 2005, TD Bank entered into an agreement of Sale and Purchase (the “Purchase Agreement”) with Ameritrade Holding Corporation (“Ameritrade”). Pursuant to the Purchase Agreement, as amended, Ameritrade agreed to purchase from TD Bank (the “Share Purchase”) all of the capital stock of the Company, in exchange for 196,300,000 shares of Ameritrade common stock and $20,000 in cash. The sale of the Company to Ameritrade was completed on January 24, 2006.

During October 2005, TDW Group conducted a reorganization (“Reorganization”) in anticipation of the Ameritrade Share Purchase, in which it sold its foreign retail securities brokerage businesses and U.S. banking business to TD Bank. The Company retained its United States retail securities brokerage business.

The Company’s operating subsidiaries at October 31, 2005 are detailed below:
•	TD Waterhouse Investor Services, Inc. (“TDW US”), formerly Waterhouse Securities, Inc., a wholly owned U.S. registered broker-dealer which provides discount brokerage services to retail customers in the U.S.

•	National Investor Services Corp. (“NISC”), a wholly owned U.S. registered broker-dealer which provides execution and clearance services for affiliates, including TDW US, and third party broker-dealers.

•	TD Waterhouse Capital Markets, Inc. (“TDW CM”), a market maker in over-the-counter equity securities, primarily those traded on the NASDAQ Stock Market and the OTC Bulletin Board. TDW CM is a wholly owned securities brokerage firm registered with the Securities and Exchange Commission (“SEC”) and is a member of the National Association of Securities Dealers, Inc. (“NASD”). Through March 31, 2005, TDW CM operated as a Boston Stock Exchange, Inc. specialist in listed securities.
During May 2005, the Company sold TD Waterhouse Asset Management (“TDWAM”), formerly Waterhouse Asset Management, to a TD Bank subsidiary. TDWAM was a wholly owned U.S. registered investment advisor which provided investment advice to a series of affiliated mutual funds.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
During October 2005, as part of the Reorganization described above, the Company disposed of the following subsidiaries:
•	TD Waterhouse Investor Services (Canada) Inc. (“TDW Canada”), an approximately 90% owned registered broker-dealer which provides discount brokerage services to customers in Canada.

•	TD Waterhouse Investor Services (Hong Kong) Inc. (“TDW HK”), a non operating subsidiary.

•	TD Waterhouse Bank, NA (“TDW Bank”), formerly Waterhouse National Bank, is a wholly owned federally chartered banking institution and a member of the Federal Deposit Insurance Corporation (“FDIC”). TDW Bank provides banking services to the customers of its affiliate, TDW US. TDW Bank offers checking accounts, checking accounts with overdraft protection and certificates of deposit. TDW Bank also offers credit cards and mortgages through unaffiliated third parties. In addition, TDW Bank provides brokerage customers the ability to keep un-invested funds in an FDIC insured money market account with check writing and debit card options.

•	CTUSA, Inc. (“CTUSA”), is a wholly owned holding company of TD Bank USA, F.S.B. (“TDB USA”), which is a Federal Savings Bank chartered under Section 5 of the Home Owners’ Loan Act and regulated by the Office of Thrift Supervision.
During the year ended October 31, 2004, R.J. Thompson Holdings, Inc., TD Waterhouse Advertising, Inc., and TD Waterhouse Technology Services ceased to be operating entities and were dissolved.

2.	Summary of significant accounting policies

Basis of consolidation and form of presentation

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant inter-company transactions have been eliminated in consolidation. Through October 27, 2005, the approximately 10% non-controlling interest in TDW Canada held by an affiliate was reflected net of tax in the consolidated balance sheets as minority interest and separately in the consolidated statements of income. As discussed in Note 3, on October 27, 2005, the Company transferred its approximately 90% interest in TDW Canada to TD Bank.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less (except for amounts designated as investment securities) to be cash equivalents, including cash due from banks and money market investments.

Statements of cash flows

Cash flows from discontinued operations were combined with cash flows from continuing operations in the operating, investing and financing categories on the statements of cash flows.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Preferred Stock

Through October 26, 2005, TDW Canada had 17,100 shares of Class B preferred stock issued and outstanding. Holders of the Class B preferred shares were entitled to receive floating rate preferential cumulative cash dividends payable quarterly. The Company could at any time following May 20, 2005, the fifth anniversary of the issuance of the Class B preferred shares, redeem the shares for CDN$1,000 per share. Additionally, upon liquidation, dissolution or wind-up, holders were entitled to CDN$1,000 per share plus accrued cumulative dividends before any amount could be paid or any assets of TDW Canada distributed to the holders of the common shares. In anticipation of the Reorganization, TD Bank contributed to TDW Canada CDN$323,000 in consideration for 323,000 Class D preferred shares. Subsequent to the Reorganization, the Class B preferred shares were exchanged into Class C preferred shares issued by TDW Canada to TD Bank.

Investment securities

Investment securities classified as held to maturity and available for sale are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). Pursuant to SFAS 115, in instances where the Company has the positive intent and ability to hold to maturity, debt investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using the interest method over the period of maturity. Debt and equity investment securities classified as available for sale are carried at fair value with unrealized gains and losses, net of income tax effects, reported as a net amount within accumulated other comprehensive income, until realized. These securities are predominantly fixed rate mortgage-backed securities denominated in Canadian Dollars and strategic equity investments. Gains or losses on sales of securities are recognized by the specific identification method and are recorded in non-interest income. The fixed interest rates and currency risks inherent in the mortgage-backed securities have been hedged by cross currency interest rate swap contracts.

The cross currency interest rate swap contracts are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), which establishes accounting and reporting standards for all derivative instruments and hedging activities, and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value, as either assets or liabilities. The Company has designated the cross currency interest rate swap contracts as hedges of the fair value of the underlying Canadian Dollar mortgage-backed securities. Changes in fair value of a derivative that is highly effective, and that is designated and qualifies as a fair value hedge, along with changes in fair value of the hedged asset and liability that are attributable to the hedged risk, are recorded in current period earnings. The cross currency interest rate swap contracts are structured such that the terms of the contracts mirror those of the underlying mortgage-backed securities. Market value gains and losses on the swaps are expected to offset market value gains and losses on those securities with no net impact on earnings.

Trading securities at October 31, 2004 are comprised of Canadian Dollar fixed rate mortgage-backed securities held by TDW Canada, which are managed by interest rate swap contracts; corporate stocks; bonds; and U.S. government securities owned by the broker-dealer subsidiaries. Trading securities at October 31, 2005 are comprised of corporate stocks, bonds and U.S. government securities. Trading securities are carried at fair value with unrealized gains and losses reported in income.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Financing transactions

Deposits paid for securities borrowed and deposits received for securities loaned are recorded at the amount of cash collateral advanced or received. Deposits paid for securities borrowed transactions require the Company to deposit cash with the lender. With respect to deposits received for securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value of the securities loaned. The Company monitors the market value of the securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded, as necessary.

Securities purchased under resale agreements consist of the purchase of a security with the commitment by the Company to resell the security to the original seller at a specified price. Securities purchased under resale agreements are carried at cost. The difference between the cost of the purchase and the predetermined proceeds the Company receives on a resale agreement is recorded as interest income.

Customers’ securities transactions

Customers’ securities transactions are recorded on a settlement date basis with related commission income and expenses recorded on a trade date basis. Fees consist primarily of commissions for directing order executions and clearing fees. Proprietary securities transactions are recorded on a trade date basis.

Restricted investment securities

Federal Reserve Bank Stock and Federal Home Loan Bank Stock are classified as restricted securities and recorded at cost (par value). The carrying value of these two securities at October 31, 2004 is $25,440 and $7,255, respectively. These securities are not readily marketable, but can be sold back to the issuer or to another member institution at par value. There were no restricted investment securities held at October 31, 2005.

Loans and allowances for losses

Loans are carried at their principal amount outstanding. Unearned income on loans is accreted to interest income using a method that approximates a level yield over the life of the loan. Loan origination fees and certain direct loan origination costs are deferred and amortized over the appropriate lending period as a component of interest income.

Loans are placed on non-accrual status when there is doubt as to collectibility of principal or interest or if payment of principal or interest is contractually 90 days past due. However, at the judgment of senior credit management, loans that are 90 days past due, but which are well collateralized and in the process of collection, may continue to be recorded on an accrual basis. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed against interest income. Interest income on non-accrual loans is recognized only as cash is received. However, where there is doubt regarding the ultimate collectibility of the loan principal, cash receipts are applied to reduce the carrying value of the loan. Loans are restored to accrual status only when interest and principal payments are brought current and future payments are reasonably assured.

TDW Bank establishes an allowance for loan losses to reflect management’s best judgment of the net realizable value of the loans. The allowance for loan losses is increased by charges to income and recoveries of loan previously charged off, and is decreased by charge-offs. TDW Bank’s periodic evaluation of the adequacy of the allowance is based on TDW Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Receivables from customers

Interest revenue on customer margin loans is recognized and collected in the month earned. Amounts earned are based on average daily settlement balances in a customer account and days in the period. A 100% allowance is recorded for unsecured or partially secured receivables that are over 30 days old. The allowance at October 31, 2005 and 2004 was $8,468 and $9,102, respectively, and represents all unsecured and partially secured receivables.

The Company’s broker-dealer subsidiaries establish an allowance for losses on receivables from customers to reflect management’s best judgment of the level of non-collectible receivables that will be experienced.

Furniture and equipment and lease accounting

Leasehold improvements are amortized on a straight-line basis over the lesser of the lease terms or their estimated useful lives. Depreciation of capitalized furniture and equipment is provided on a straight-line basis generally using estimated useful lives of three to five years. Leases with escalating rents are expensed on a straight-line basis over the life of the lease.

Capitalized software

In accordance with Accounting Standards Executive Committee (AcSEC) Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes all direct costs associated with the application development of this software including software acquisition costs, consulting costs, and internal payroll costs. The Statement requires these costs to be amortized once the application development stage is complete. Amortization is provided on a straight-line basis generally using estimated useful lives of two to seven years. At October 31, 2005 and 2004, these capitalized costs had a book value of $26,369 and $30,637, respectively, net of $45,736 and $67,263 of accumulated amortization, respectively. The total expense related to these costs was $11,123, $15,055 and $12,987 for the years ended October 31, 2005, 2004 and 2003, respectively. The expense related to these costs from continuing operations was $10,169, $12,198 and $8,825 for the years ended October 31, 2005, 2004, and 2003, respectively.

Business combinations, goodwill and intangible assets

For business combinations that have been accounted for under the purchase method, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill in the consolidated statements of financial condition. Pursuant to the purchase method, the results of operations, changes in equity and cash flows of acquired companies and businesses are included in operations from the date of acquisition. There were no significant acquisitions during the years ended October 31, 2005, 2004 and 2003.

The Company applies SFAS No. 142, Goodwill and Intangible Assets (“SFAS 142”). Under the standard, goodwill, including goodwill acquired before initial application of the standard, is not amortized but should be tested for impairment at least annually. During the year ended October 31, 2005, the Company wrote off goodwill of $58,525 related to its subsidiaries sold as part of the Reorganization and such amount was included in the determination of the gain on sale of subsidiaries, as discussed in Note 3. No impairment charges resulted from the annual impairment test for the year ended October 31, 2004. In fiscal year 2003, the Company determined that goodwill related to certain international subsidiaries sold had become impaired. Accordingly, the Company recorded an $11,104 impairment charge that is included in other expenses in the consolidated statements of income for the year ended October 31, 2003.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Refer to Note 3 for additional information regarding goodwill impairment.

The changes in the carrying amounts of goodwill are as follows:

October 31, 2003 Balance	$852,978
Foreign Currency Translation	7,311
Other	(1,000)

October 31, 2004 Balance	$859,289
Foreign Currency Translation	3,902
Goodwill written off related to sale of TDW Canada	(58,408)
Goodwill written off related to sale of CTUSA	(117)
Goodwill on books of TDW Canada	(99,737)

October 31, 2005 Balance	$704,929

Intangible assets other than goodwill are amortized over their useful lives. At October 31, 2005 and 2004, the net book value of intangible assets was $6,189 and $12,409, net of accumulated amortization of $8,638 and $4,040, respectively, the majority of which relates to purchased technology from the November 2001 R.J. Thompson Holdings, Inc. acquisition, which is being amortized over a three year useful life that began in February 2004. The technology purchased was used as the framework for the development of the next generation trading platform, which was available for customer use in February 2004. Amortization expense for the years ended October 31, 2005, 2004 and 2003 was $5,339, $4,040 and $0, respectively.

Estimated future amortization expense for existing identifiable intangible assets is set forth below:

2006	$4,942
2007	$1,247
Mutual fund and related revenue

Mutual fund and related revenue consists of fees earned for providing investment advisory services to a series of related mutual funds, and trailer fees for services provided to third-party mutual funds and affiliated mutual funds. Such revenue is recorded when earned. During the years ended October 31, 2005, 2004 and 2003, the Company earned $194,043, $202,735 and $144,713, respectively, in such fees, net of fees waived which approximated $5,717, $11,227 and $17,488, respectively. Fees earned from mutual funds managed by an affiliated investment advisor for the years ended October 31, 2005, 2004 and 2003 were $39,813, $50,928 and $55,587, respectively.

Advertising and promotion

Advertising production costs are expensed when the advertising campaign commences. Costs of communicating advertising are expensed as the services are received. Other promotion costs are expensed as incurred.

Recent accounting pronouncements

On July 13, 2006, the FASB released FIN 48 Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
take on a tax return. The Company is currently evaluating the impact of FIN 48, which is effective as of the beginning of a company’s fiscal year beginning after December 15, 2006.

Stock based compensation

The Company’s employees are eligible for participation in the stock-based compensation plan of TD Bank, which is described more fully in Note 13. Effective November 1, 2002, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), prospectively for all employee awards granted, modified, or settled after November 1, 2002, concurrently with the adoption of SFAS 123 by its parent, TD Bank. Therefore, the cost related to stock-based employee compensation included in the determination of net income for 2005, 2004 and 2003 is less than that which would have been recognized if the fair value method had been applied to all awards since the effective date of SFAS 123. SFAS 123R, the revision of SFAS 123, was issued in December 2004 and is effective for the Company for the annual reporting period beginning after December 15, 2005. The Company does not expect the new rules to have a material impact on the Company’s results of operations or financial condition.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123, to all outstanding and unvested stock option-based employee compensation awards.

The underlying assumptions to these fair value calculations are discussed in Note 13.

	For the Year Ended October 31
	2005	2004	2003
Net income, as reported	$290,247	$158,072	$44,758
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,140	1,885	1,317
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,593)	(2,296)	(2,626)

Pro forma net income	$289,794	$157,661	$43,449

Income taxes

In the United States, the Company files a consolidated federal income tax return and combined state and local income tax returns. The Company also files separate income tax returns in other countries, as required.

The Company records deferred tax assets and liabilities for the difference between the tax basis of assets and liabilities and the amounts recorded for financial reporting purposes, using current tax rates. Deferred tax expenses and benefits are recognized in the consolidated statements of income for changes in deferred tax assets and liabilities.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
The Company reviews its deferred tax assets for realizability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowance are included in the Company’s income tax provision in the period of change.

Foreign currency translation

Assets and liabilities of international subsidiaries are translated based on the end-of-period exchange rates from local functional currency to U.S. dollars. Results of operations are translated at the average exchange rates in effect during the period. The resulting translation losses or gains are reported as a component of accumulated other comprehensive income in the consolidated statements of financial condition.

3.	Goodwill impairment, business dispositions and discontinued operations

TD Bank’s strategy for TDW Group was to be an integrated global discount brokerage, which included US, Canada, and other internationally critical markets. TD bank’s senior management team formally decided that the “integrated global discount brokerage” strategy was not successful. As a result, TD Bank changed its strategy towards its international brokerage operations with a view toward exiting loss generating businesses.

The separate geographic reporting units were assessed for goodwill impairment based on the criteria set forth in SFAS 142. The fair value of the reporting units was determined based on discounted cash flows and/or public market comparables. As a result of these reviews, during fiscal 2003, the Company recorded goodwill impairment charges of $11,104 that consisted of $3,701 for its Australian subsidiary and $7,403 for its other international subsidiaries.

As part of the October 2005 Reorganization, the Company wrote down to zero the goodwill related to the subsidiaries it sold, TDW Canada and CTUSA, in the amounts of $58,408 and $117, respectively. These amounts were included in the determination of the gain on sale of subsidiaries which was recorded as additional paid in capital in the October 31, 2005 consolidated statement of financial condition.

In addition to the goodwill impairment, the related investment and intercompany receivable accounts were determined to be impaired and accordingly, charges of $79,872 were recorded in fiscal 2003. The charges were determined based on the estimated realizable value of the reporting units upon sale or liquidation.

In fiscal 2005 and 2003, the Company wrote-down its carrying value of investments in several privately owned technology based business service organizations classified as available for sale securities. These minority owned investments were previously carried at cost and were written down by $95 and $3,750, respectively, to reflect deterioration in the financial condition of the investees based on available financial data.

These impairments and write-downs are reflected in the consolidated statements of income as follows:

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)

	2005	2004	2003
Other non-interest income	—	—	$15,211
Discontinued Operations	—	—	$64,661

Subtotal	—	—	$79,872
Other	—	—	(526)
Loss on available for sale securities	$95	—	$3,750

Write-down of Investments	$95	—	$83,096

The above charges in other non-interest income primarily represent write downs of the Company’s equity investments in joint ventures to reflect deterioration in the financial condition of the investees, based on available financial data.

Discontinued operations for 2003 represents losses from TD Waterhouse Australia, its discount brokerage operations in Australia, in the amount of $19,602, TDW Holdings Europe BV in the amount of $42,028 and the write-down of assets related to other international subsidiaries in the amount $3,031 that were recognized in connection with the sale of these entities.

In May 2003, the Company completed the sale of TD Waterhouse Australia, to the Commonwealth Bank of Australia Group for $16,915. The sale generated a loss on disposal of $19,602.

In June 2003, the Company completed the sale of TDW Holdings Europe BV to TD Bank for $293,000, which approximated net book value. In July 2003, the Company sold 23% of its 50% ownership interest in DBS TD Waterhouse Holdings PTE LTD (“DBS TDW”) to DBS Vickers Securities Holdings PTE LTD, reducing its ownership to 27%. The Company recognized a $2,300 pre-tax loss on the sale which is included in other non-interest income. In October 2003, the Company sold the remaining investment in DBS to TD Bank at net book value of $2,300.

In May 2005, the Company sold TDWAM to a TD Bank subsidiary for $23,175 cash, which was $2,263 below book value. As such, $2,263 was recorded as a distribution to TD Bank.

The October 2005 Reorganization entailed the receipt of dividends from and the sale of all foreign brokerage business entities and the U.S. banking entities to TD Bank.

On October 27, 2005, TDW Canada paid the Company a dividend of $532,315, which represented the Company’s 90% interest in TDW Canada’s retained earnings of $427,011, a foreign currency translation gain of $78,569, and additional paid in capital of $26,735. The Company then sold its approximately 90% owned interest in TDW Canada to TD Bank for $376,251 cash, based on an independent valuation of TDW Canada, which was $132,710 in excess of book value (including a goodwill write-off of $58,408). $48,725 of this excess amount was recorded as a foreign currency translation gain previously recorded in other comprehensive income and $83,985 was recorded as additional paid in capital.

On October 28, 2005, the Company sold TDW Bank to TD Bank for $659,000 cash, representing TDW Bank’s book value.

On October 20, 2005, CTUSA paid the Company a dividend of $8,768. The Company then sold CTUSA to TD Bank for $115 cash, representing CTUSA’s book value, and wrote off goodwill of $117 which was recorded as a distribution to TD Bank.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
On October 20, 2005, TDW Hong Kong (“TDW HK”), a subsidiary of the Company, paid the Company a dividend of $47, and returned capital of $64 to TD Bank. The Company then sold TDW HK to TD Bank for $851 cash, which was $163 in excess of book value. $91 of this excess amount was recorded as a foreign currency translation gain previously recorded in other comprehensive income and $74 was recorded as additional paid in capital.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, the results of operations of TDW Canada, TDW Bank, CTUSA and TDW HK for the current and prior periods have been reported as discontinued operations in the consolidated statements of income.

On October 28, 2005, subsequent to the Company’s sale of TDW Canada and TDW Bank, a TD Bank subsidiary issued promissory notes of $1,550,731 to the Company in exchange for cash. The notes accrue interest at the reverse repo rate set by an affiliate, less two basis points, and are payable on demand but not later than October 31, 2006. The notes receivable from affiliate are reflected as a deduction from stockholders’ equity in the October 31, 2005 statement of financial condition. The notes were repaid on January 24, 2006 prior to the consummation of the Ameritrade Share Purchase. As contemplated in the Purchase Agreement, on January 24, 2006, the Company distributed to TD Bank excess capital of the Company of $1,769,831, prior to the consummation of the Share Purchase.

4.	Investment securities

Investment securities have been classified in the consolidated statements of financial condition according to management’s intent and ability to hold to maturity. After the Reorganization, the Company did not own any held to maturity investment securities at October 31, 2005. The following table presents information related to the Company’s portfolio of investment securities held to maturity as at October 31, 2004.

	October 31, 2004
		Gross
	Amortized	Unrealized		Fair
	Cost	Gains	(Losses)	Value
U.S. government agency securities	$1,880,052	$46	$(772)	$1,879,326
Mortgage-backed securities	951,543	41	(96)	951,488

Total investment securities — held to maturity	$2,831,595	$87	$(868)	$2,830,814

At October 31, 2004, securities carried at approximately $135,000 were pledged for purposes required or permitted by law. This was in consideration of TDW Bank being able to request advances from and incur indebtedness to the Federal Reserve Bank of New York.

The following table summarizes the held-to-maturity securities with unrealized losses as of October 31, 2004. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)

	October 31, 2004
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
U.S. Treasury obligations	$—	$—	$—	$—	$—	$—
U.S. agency obligations	648,944	(720)	—	—	648,944	(720)
State or local housing agency obligations	—	—	—	—	—	—
Other	52,207	(8)	88,152	(44)	140,359	(52)
Mortgage-backed securities	406,051	(96)	—	—	406,051	(96)

Total temporarily impaired	$1,107,202	$(824)	$88,152	$(44)	$1,195,354	$(868)

TDW Bank and TDB USA had both the intent and the financial ability to hold the temporarily impaired securities to recover their fair value. In addition, they have concluded that, based on the creditworthiness of the issuers and any underlying collateral, the unrealized losses on each security in the above table represents a temporary impairment and does not require an adjustment to the carrying amount of any of the securities.

After the Reorganization, the Company did not hold any investment securities available for sale at October 31, 2005. The following table presents information related to the Company’s portfolio of investment securities available for sale at October 31, 2004:

	October 31, 2004
		Gross
	Amortized	Unrealized		Fair
	Cost	Gains	(Losses)	Value
Canadian government guaranteed mortgage backed securities	$5,671,709	$713,490	$—	$6,385,199
U.S. equity securities	3,500	9,118	—	12,618
U.S. government agency securities	447,587	172	(547)	447,212
U.S. state and municipal securities	95,448	932	(443)	95,937

Total investment securities — available for sale	$6,218,244	$723,712	$(990)	$6,940,966

The following table summarizes the available for sale securities with unrealized losses as of October 31, 2004. The unrealized losses are aggregated by major security type and length of time that individual securities have been in a continuous unrealized loss position.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
October 31, 2004	Value	Losses	Value	Losses	Value	Losses
U.S. government agency securities	$306,545	$(547)	$—	$—	$306,545	$(547)
U.S. state and municipal securities	19,382	(142)	11,423	(301)	30,805	(443)

Total temporarily impaired	$325,927	$(689)	$11,423	$(301)	$337,350	$(990)

The Company had both the intent and the financial ability to hold the temporarily impaired securities to recover their fair value. In addition, the Company reviewed the investments and determined, based on creditworthiness of the issuers and any underlying collateral, the unrealized losses on each security in the above table represents a temporary impairment that does not require adjustments to the carrying amount of any of the securities as of October 31, 2004.

The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) are as follows at October 31, 2004:

	October 31, 2004
	Held to Maturity		Available for Sale
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Due in one year or less	$2,742,744	$2,741,966	$266,549	$314,628
Due from one year through five years	28,196	28,182	5,934,720	6,600,046
Due after five years through ten years	—	—	12,721	12,898
Due after ten years	60,655	60,666	754	776

Total	$2,831,595	$2,830,814	$6,214,744	$6,928,348

For purposes of this table, mortgage-backed securities are classified at their stated maturity. Mortgage backed securities may mature earlier than their stated maturities because of principal repayments. Actual cash flows can be expected to differ from scheduled maturities due to prepayment or earlier call provisions of the issuer.

Proceeds from sale of available-for-sale securities and gross realized losses have been included in earnings. Gross losses of $231 and $244 were realized on sales of available-for-sale securities for the years ended October 31, 2004 and 2003, respectively .

5.	Receivable from and payable to brokers and dealers

Receivable from and payable to brokers and dealers, which are recorded at contract value, comprise the following:

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)

	October 31,
	2005	2004
Receivable
Securities failed to deliver	$23,553	$17,376
Correspondent broker and clearing organization balances	—	45,660
Clearing and other fees	620	3,558
Other	10,812	12,546

	$34,985	$79,140

Payable
Securities failed to receive	$22,173	$31,619
Correspondent broker and clearing organization balances	25,844	41,722
Other	164	102,778

	$48,181	$176,119

6.	Receivable from and payable to customers

Receivables from customers are generally collateralized by marketable securities. Receivables from customers are reported net of an allowance for unsecured or partially secured amounts over 30 days. The allowance at October 31, 2005 and 2004 was $8,468 and $9,102, respectively. At October 31, 2005 and 2004 receivables from customers includes $0 and $6,129, respectively, representing accounts of executive officers and directors.

Payables to customers primarily represent free credit balances in customers’ accounts. The Company pays customers interest on certain free credit balances at a rate based on prevailing short-term money market rates. Interest expense for the years ended October 31, 2005, 2004 and 2003 was $91,332, $42,174 and $52,993, respectively. As of October 31, 2005 and 2004, payables to customers includes $0 and $5,594, respectively, representing accounts of executive officers and directors.

7.	Collateral pledged

At October 31, 2005 and 2004, the Company received collateral primarily in connection with securities borrowed and customer margin loans with a market value of $5,048,000 and $10,005,000, respectively, which it can sell or re-pledge. Of these amounts, $1,821,000 and $1,485,000 has been re-pledged or sold as of October 31, 2005 and 2004, respectively, in connection with securities loans, bank borrowings and deposits with clearing organizations.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
8.	Loans

A summary of outstanding loans made by TDW Bank and TDB USA is as follows as at October 31, 2004. No balances are reflected at October 31, 2005 for loans outstanding or for allowance for loan losses, as a result of the Reorganization:

October 31,
2004
Home equity	$6,526
Consumer loans	975
Commercial loans	15,006
Mortgages	2,572

25,079

Less — allowance for loan losses	(600)

Total loans	$24,479

At October 31, 2004, TDW Bank and TDB USA had no recorded investment in impaired loans. Loans are charged off when they are deemed uncollectible. Loans that are past due at least 90 days are recommended for charge off and are charged off no later than 120 days past due.

9.	Financing activities

Bank loans and overdrafts primarily represent short-term borrowings in the United States, which bear interest at rates based primarily on the U.S. Federal funds rate. The loans are generally collateralized by customers’ margin securities. The following is a summary of comparative bank loan data:

As at October 31	2005	2004
Average amount outstanding during period	$17,011	$18,899
Maximum amount outstanding during period	255,000	225,000
Weighted average interest rate at end of period	4.10%	0.00%
Weighted average interest rate during period	3.30%	1.47%
NISC maintained available bank credit lines totaling $1,605,000 as of October 31, 2005 and 2004, of which $1,000,000 is with TD Bank. All the lines with the exception of one require collateralization when drawn upon and bear interest at a rate based on the U.S. Federal funds rate. At October 31, 2005 and 2004, the Company had drawn down $46,000 and $0, respectively, of uncollateralized loans under these credit lines.

TDW Canada had an irrevocable letter of credit of $75,000 from a bank deposited with Options Clearing Corporation at October 31, 2004.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Deposits received for securities loaned primarily represent short-term collateralized financing transactions, which bear interest based on prevailing market rates (average rates of 2.13%, 0.90% and 0.50% for the years ended October 31, 2005, 2004 and 2003, respectively).

Interest bearing deposits primarily represent money market accounts without a stated maturity date which bear interest based on prevailing market rates (average rates of 1.02%, 0.18% and 0.20% for the years ended October 31, 2005, 2004 and 2003, respectively).

During the year ended October 31, 2005, the Company redeemed its Class B Common Stock shares outstanding, which were owned by a TD Bank affiliate, for $158,600. As a result of this redemption, Class B common stock and additional paid in capital were reduced by their historical carrying values of $177 and $18,888, respectively, and retained earnings was reduced by $139,535.

10.	Subordinated debt

On October 31, 1997, TDW Holdings entered into an agreement with an affiliate, pursuant to which TDW Holdings would issue Subordinated Debt Series B Notes (the “Notes”) in the aggregate amount of $100,000. On November 7, 1997, the affiliate purchased the Notes in the aggregate amount of $30,000. The Notes are redeemable after 15 years from the issuance date. For the first ten years, the Notes bear a fixed rate of interest based on 10 year Treasury Notes (determined on the Notes issuance date) plus 75 basis points. For the final five years, the Notes bear a variable rate of interest based on U.S. Dollar LIBOR plus 100 basis points.

As a result of the merger of TDW Holdings into TDW Group, the Notes became an obligation of the Company. The Notes are unsecured and subordinated with an original weighted-average maturity of more than five years and therefore qualify as risk-based capital for regulatory capital purposes.

11.	Fair value of financial instruments

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

The following summary presents the methodologies and assumptions used to estimate fair value of the Company’s financial instruments. Some of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include estimates of, among other things, cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Changes in assumptions could significantly affect the estimates. The fair value is estimated as of the balance sheet date, therefore, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different.

Financial assets

The fair value of investment securities are based on quoted market prices or dealer quotes.

The fair values of cash and cash equivalents, loans and accrued interest receivable and other investment security positions approximate their respective carrying amounts due to their short-term nature.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Financial liabilities

Deposits at TDW Bank without a stated maturity include money market interest checking accounts and demand deposit accounts and other customer balances. These checking and deposit accounts and customer balances amounted to $8,624,381 at October 31, 2004 and are reported at their carrying values, which approximate their fair values at the reporting dates. The carrying values of certificates of deposit of $7,540 at October 31, 2004 approximate their fair values. As a result of the Reorganization, the Company had no customer checking and deposit account balances at October 31, 2005.

Other liabilities have fair values which approximate their carrying amounts due to their short-term nature.

12.	Financial instruments with off-balance sheet risk

In the normal course of business the Company is exposed to off balance sheet risk. The Company executes, as agent, securities transactions on behalf of its customers. If either the customer or the counter-party fails to perform, the Company may sustain a loss if the market value of the security is different from the contract value of the transaction.

The Company may deliver securities as collateral in support of various collateralized financing sources such as bank loans and deposits received for securities loaned. In addition, the Company delivers customer securities as collateral to satisfy margin deposits of various clearing organizations. In the event the counter-party is unable to meet its contracted obligation to return customer securities delivered as collateral, the Company may be obligated to purchase the securities in order to return them to the owner. In such circumstances, the Company may incur a loss up to the amount by which the market value of the securities exceeds the value of the loan or other collateral received by, or in the possession or control of, the Company.

For transactions in which the Company extends credit to customers and counter-parties, the Company seeks to control the risks associated with these activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requests customers to deposit additional collateral or reduce securities positions when necessary.

The Company conducts business with brokers and dealers, clearing organizations and depositories that are primarily located in the United States and, before the Reorganization, Canada. The majority of the Company’s transactions and, consequently, the concentration of its credit exposures are with customers, broker-dealers and other financial institutions in the United States and Canada. This results in credit exposure in the event that the counter-party fails to fulfill its contractual obligations. The Company’s exposure to credit risk can be directly affected by volatile securities markets, which may impair the ability of counter-parties to satisfy their contractual obligations. The Company seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits based upon a review of the counter-party’s financial condition and credit rating. The Company monitors collateral levels on a daily basis for compliance with regulatory and internal guidelines, and requests changes in collateral levels as appropriate.

The Company, through TDW Bank, was a party to financial instruments with off-balance sheet risk to reduce its own exposure to fluctuations in foreign currency rates, interest rates and movements in equity indices. These financial instruments include forward foreign exchange contracts, cross

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
currency interest rate swaps and equity derivative contracts. These instruments involve elements of credit risk, counterparty risk and market risk in excess of the amounts recognized on the consolidated statement of financial condition. The contract or notional amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Creditworthiness is evaluated on a case-by-case basis in accordance with credit policies.

At October 31, 2005, the derivative instruments employed to manage price movement on TD Bank stock for stock compensation are as follows:

			Notional	Fair Value
Financial Instrument	Hedge Type	Hedged Items	Amount	Asset/(Liability)
Equity Derivative Contracts	Cash Flow	Stock based compensation	$22,897	$316
     At October 31, 2004, the derivative instruments employed to manage foreign currency and interest rate risk are as follows:

			Notional	Fair Value
Financial Instrument	Hedge Type	Hedged Items	Amount	Asset/(Liability)
Cross Currency Interest Rate Swap	Fair Value	Canadian dollar MBS in AFS Securities	$5,671,709	$(713,501)

Net interest payable on pay / receive leg				$(11,496)

Interest Rate Swaps	Non 133 Hedge	Canadian dollar MBS in Trading Securities	$1,720,037	$6,296

Net interest payable on pay / receive leg				$(1,840)

Equity Derivative Contracts	Non 133 Hedge	Bifurcated embedded derivative	$1,102	$(90)

Equity Derivative Contracts	Cash Flow	Stock based compensation	$11,329	$857
Included in swap contracts with affiliate on the consolidated statements of financial condition is the fair value on the cross currency swaps and the net interest payable on the pay / receive leg of the cross currency and interest rate swaps, totaling $726,837 at October 31, 2004.

Included in receivable from affiliates on the consolidated statements of financial condition is the fair value of the interest rate swaps and equity derivative contracts totaling $7,063 at October 31, 2004.

As a result of the Reorganization, the Company has no interest rate swaps at October 31, 2005.

Forward foreign exchange contracts and cross currency interest rate swaps

The Company, through TDW Bank, entered into forward foreign exchange contracts and cross currency interest rate swap agreements which have been designated and are effective as fair value hedges that mitigate the impact of changes in foreign exchange and interest rates on Canadian Dollar fixed rate mortgage-backed securities. Hedge effectiveness has been assessed based on the critical terms match method prescribed by SFAS 133 on a prospective and retrospective basis. Effective August 2005, TDW Bank adopted the long haul method prescribed by SFAS 133 to assess the effectiveness of all hedging relationships on a prospective and retrospective basis and to measure the ineffectiveness. Market value gains and losses on these contracts and agreements were recognized in

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Other Revenue and are now included in discontinued operations. The portion of the change in the hedged securities’ fair value attributable to changes in interest rate and foreign exchange rates are reflected as a basis adjustment of the amortized cost of the securities and also were reported in current earnings, effectively offsetting gains and losses on the contracts and agreements, and are now included in discontinued operations. Other changes in the fair value of the hedged securities are reported through Other Comprehensive Income net of the related tax effects in accordance with the requirements for available for sale securities. These agreements and contracts effectively convert the returns on the fixed rate Canadian dollar mortgage-backed securities to U.S. dollar floating rates of return.

At October 31, 2004, the Company, through TDW Bank, had 104 cross currency interest rate swap agreements outstanding, having a total notional principal amount of $5,671,709. There were no outstanding forward foreign exchange contracts at October 31, 2004. These agreements were used to hedge foreign currency risk exposure as well as to provide floating rates of return on its Canadian Dollar mortgage-backed securities. As a result of the Reorganization, there are no cross currency interest rate swap agreements or forward foreign exchange contracts outstanding at October 31, 2005.

Interest rate swaps

The Company, through TDW Canada, entered into Canadian Dollar interest rate swap agreements to mitigate the impact of changes in interest rates on Canadian Dollar mortgage-backed securities held by TDW Canada and recorded on the consolidated statements of financial condition as trading securities. These arrangements are not designated as hedges under SFAS 133 and accordingly market value gains and losses are recognized in the income statement, and offset market value gains and losses on those securities, and are now included in discontinued operations. At October 31, 2004, the Company, through its Canadian subsidiary, had 23 interest rate swap agreements outstanding, having a total notional principal amount of $1,720,037. These agreements are used to manage the change in market value and prepayment risk exposure as well as provide floating rates of return on Canadian Dollar mortgage-backed securities. As a result of the Reorganization, there are no cross currency interest rate swap agreements outstanding at October 31, 2005.

Equity derivative contracts

The Company, through TDW Bank, entered into equity derivative agreements that were designed to provide equity returns on its equity-linked certificates of deposit. These arrangements were not designated as hedges under SFAS 133 and accordingly market value gains and losses were recognized currently and the resulting credits and debits offset market value gains and losses on the bifurcated embedded derivatives in those certificates of deposit. At October 31, 2004, four equity derivative agreements were outstanding, having total notional principal amounts of $1,102. The equity derivative agreements mirror the lives of the underlying equity-linked certificates of deposit. As a result of the Reorganization, there are no equity derivative agreements outstanding at October 31, 2005.

In conjunction with share based compensation awards, the Company has entered into swap agreements with its Parent, TD Bank, designed to mitigate the risk of market price fluctuations. The swaps are designated as cash flow hedges and have been determined to be highly effective. Hedge effectiveness has been assessed based on the critical terms match method of SFAS 133 on a prospective and retrospective basis. Market fluctuations in TD Bank common shares are reflected in Compensation Expense with the offsetting gain or loss on the swap reported in Other Revenue, for the pro-rata portion of the awards that have vested. Gain or loss on unvested units is recorded in

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Other Comprehensive Income. At October 31, 2005 and 2004, the notional amount of all equity compensation swaps was $22,897 and $11,329, respectively.

13.	Stock options

TD Bank operates a stock option plan for eligible employees of TD Bank and its subsidiaries, including the Company. These options provide holders the right to purchase common shares of TD Bank at a fixed price equal to the closing market price of the TD Bank shares on the day prior to the date the options were issued. TD Bank’s first plan, the 1993 stock option plan, expired in 2000 and there will be no further issuance of stock options from this plan. The successor plan, the 2000 stock incentive plan, was in effect as of December 2000. Under both plans, options with a term of 10 years to purchase TD Bank common shares are periodically granted to eligible employees and non-employee directors of the Company. The options vest over a 4-year period and are exercisable at the closing market price of the shares on the day prior to the date the options were issued and provide for a cashless exercise feature. During the fiscal year ended October 31, 2000, all option holders signed legally binding waivers to forfeit their right to the cashless exercise resulting in a new measurement date under APB 25. Compensation expense was recorded for the intrinsic value of the stock options. Effective December 2003, new stock options are granted with 7-year term and vesting over a four-year period. At October 31, 2005, outstanding options had exercise prices ranging from $21.52 to $41.83, had a weighted average remaining contractual life of 6.32 years, and expire on dates ranging from April 2008 to December 2012. At October 31, 2004, outstanding options had exercise prices ranging from $14.33 to $34.24, had a weighted average remaining contractual life of 6.26 years, and expire on dates ranging from March 2005 to December 2012. At October 31, 2003, outstanding options had exercise prices ranging from $8.96 to $31.62, had a weighted average remaining contractual life of 7.04 years, and expire on dates ranging from March 2004 to December 2012.

A summary of the Company’s portion of stock options activity is as follows:

		Weighted		Weighted		Weighted
		Average		Average		Average
	October 31,	Exercise	October 31,	Exercise	October 31,	Exercise
	2005	Price	2004	Price	2003	Price
Number outstanding, beginning of year	2,410,617	$29.39	2,377,723	$25.92	1,305,200	$18.55
Granted	215,704	41.83	242,324	33.60	622,100	25.35
Transferred In	17,387	32.98	457,048	30.93	1,161,473	26.61
Transferred Out	(1,000,193)	32.40	(34,799)	30.20	(336,450)	24.26
Exercised	(486,713)	24.72	(449,004)	25.45	(44,850)	13.01
Forfeited	(34,488)	32.01	(182,675)	30.93	(329,750)	23.25

Number outstanding, end of year	1,122,314	$32.12	2,410,617	$29.39	2,377,723	$25.92

Exercisable, end of year	616,317	$31.03	1,302,740	$27.88	1,119,122	$23.25

Under SFAS 123, TD Bank has elected to adopt on a prospective basis the fair value method of accounting for all stock option awards. Under this method TD Bank recognizes compensation expense based on the fair value of the options on the date of grant, which is determined using an

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
option-pricing model. The fair value of the options is recognized over the vesting period of the options granted.

The Company has estimated the fair value of each option grant issued by TD Bank on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for options granted during the year: 2005: a dividend yield of 2.76%; expected volatility of 23.72%; risk-free interest rate of 4.14%; and an expected life of 6.32 years for all grants; 2004: a dividend yield of 2.93%; expected volatility of 27.60%; risk-free interest rate of 4.58%; and an expected life of 6.26 years for all grants; 2003: a dividend yield of 3.50%; expected volatility of 33.79%; risk-free interest rate of 4.54%; and an expected life of 7.04 years for all grants.

For the fiscal year ended October 31, 2005, 2004 and 2003, TD Bank calculated its consolidated stock option expense and allocated $2,105, $1,370 and $900, respectively, of this expense to TDW Group. TDW Group independently calculated its stock option expense as $1,940, $2,392 and $1,650, respectively, for the fair value of the options granted to its employees in the fiscal years ended October 31, 2005, 2004 and 2003, respectively, which differed from TD Bank’s allocation by ($165), $1,022 and $750, respectively. Differences are attributable to estimates utilized in TD Bank’s allocation process, whereas TDW Group’s calculation utilized actual employee data. Although it is not TD Bank’s policy to fund TDW Group’s stock compensation expense, the differences were recorded as a deemed dividend or as capital contributions, as settlement for these differences to or by TD Bank will not be made. For the fiscal years ended October 31, 2005, 2004 and 2003, the Company adjusted its liability for stock options that were exercised, forfeited or transferred by $1,395, $577, and $12,537, respectively. These amounts were recorded as additional paid in capital as TD Bank did not charge the Company for the related option expense.

14.	Commitments and contingent liabilities

The Company leases office space and equipment under non-cancelable operating leases with third parties and affiliates (Note 18) extending for periods in excess of one year. The Company also sublets office space under non-cancellable subleases. Future minimum rental commitments under such leases at October 31, 2005 are as follows:

Year Ending October 31,	Leases	Subleases
2006	$31,166	$3,446
2007	30,061	3,525
2008	28,570	3,423
2009	24,768	2,961
2010	22,273	2,763
Thereafter and through 2021	94,405	46

	$231,243	$16,164

For the years ended October 31, 2005, 2004 and 2003 rental expense amounted to approximately $52,332, $42,345 and $51,088, net of sublease income of $2,819, $2,320 and $1,337, respectively.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
At October 31, 2005 the Company had no commitments to extend credit. At October 31, 2004, the Company’s commitments to extend credit, which included credit cards as well as other consumer and commercial loans, amounted to $57,924.

Securities sold, not yet purchased represents obligations of the Company to purchase securities at a future date. The Company may incur a loss if the market value of the securities subsequently increases.

In the normal course of conducting its securities business, the Company has been named as a defendant in certain lawsuits, claims and legal actions. In the opinion of management, after consultation with outside legal counsel, the ultimate outcome of pending litigation and inquiries will not have a material adverse effect on the financial condition or results of operations of the Company.

15.	Capital adequacy

The Company is subject to various regulatory capital requirements.

As registered broker-dealers and members of the New York Stock Exchange, TDW US and NISC are subject to the SEC’s Uniform Net Capital rule (the “Rule”), which requires the maintenance of minimum net capital. At October 31, 2005, TDW US and NISC were both in compliance with their respective capital requirements. TDW US had net capital of $54,571 at October 31, 2005, which was $47,328 in excess of its required net capital. NISC had net capital of $518,706 at October 31, 2005, which was $439,526 in excess of its required net capital.

As a registered broker-dealer and a NASD member, TDW CM is also subject to the Rule. TDW CM has elected to use the basic method, permitted by the Rule, which requires that minimum net capital equal to the greater of $1,000 or 6 2/3% of aggregate indebtedness be maintained. At October 31, 2005, TDW CM had net capital of $9,333, which was $8,333 in excess of required capital.

16.	Profit sharing, 401(k) plans and other stock-based compensation

Prior to July 1, 2004, the Company maintained separate profit sharing and 401 (k) plans. The Company’s Profit Sharing Plan (the “Profit Sharing Plan”), which became effective October 16, 1996, was a defined contribution retirement plan sponsored by the Company and was generally available to all U.S. employees of the Company, and any affiliated company thereof, which adopted the Profit Sharing Plan. The Profit Sharing Plan was an amendment, restatement and continuation of The Waterhouse Investor Services, Inc. Employee Stock Ownership Plan which was in effect immediately prior to October 16, 1996. Effective July 1, 2004, the Company merged its Profit Sharing Plan into its 401 (k) plan, and the resulting plan was amended, restated and continued as the TD Waterhouse Group, Inc. 401 (k) and Profit Sharing Plan (the “Plan”).

The amount of the Company’s annual contribution to the Plan is determined at the discretion of the Company’s Board of Directors. The Company’s contributions may be in the form of cash or shares of TD Bank. Funds in a participant’s profit sharing account in the Plan may be invested in TD Bank stock and various mutual fund investments. The total expense recognized by the Company with respect to Plan discretionary contributions for the years ended October 31, 2005, 2004 and 2003 was $5,069, $5,097 and $4,862, respectively.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
Historically, employees in the U.S. contributed to the Company’s 401 (k) plan, and since July 1, 2004, have contributed to the 401 (k) portion of the Plan. In Canada, TD Bank has an Employee Savings Plan (“ESP”) in which employees of the Company in that country may participate. The Company makes matching contributions to the 401(k) plan of one-half of the employee contribution up to 6% per pay period. Under the ESP, employees may contribute up to 6% of their annual base earnings to a maximum of Cdn$5 (approximately US $4) per calendar year toward the purchase of TD Bank common shares and the Company matches 50% of the employee contribution amount. The total expense recognized by the Company for matching contributions with respect to the 401 (k) portion of the Plan and ESP plan for the years ended October 31, 2005, 2004 and 2003 was approximately $6,319, $5,265 and $4,848, respectively.

The Company also has restricted share unit plans offered to certain employees. Restricted share units are phantom share units with a value equivalent to the Toronto Stock Exchange closing price of TD Bank common shares on the day before the award issuance. These awards vest and mature on the third or fourth anniversary of the award date at the average of the high and low prices for the 20 trading days preceding the redemption date. The redemption value, after withholdings, is paid in cash. Compensation expense on all grants is recognized ratably over the vesting period based on the closing market price of TD Bank common shares. Under these plans participants are granted phantom share units equivalent to TD Bank’s common stock that are cliff vested over three or four years. TD Bank administers the plans for the grants that were awarded for year 2000 and 2001 and invoices the company on a quarterly basis. The Company administers its own plans for grants that were awarded subsequent to 2001 and entered into swap contracts with TD Bank to mitigate the impact of changes in share price. The total expenses related to these plans recognized by the Company are $10,525, $8,725 and $9,489 for the years ended October 31, 2005, 2004 and 2003, respectively. The approximate number of units outstanding under all the plans including unvested units at October 31, 2005, 2004 and 2003 is 999,515, 850,802 and 713,991, respectively, with an approximate value of $23,379, $33,403 and $23,067, respectively.

The Company also has share unit plans that are offered to certain employees. Under these plans, participants are granted units of stock appreciation rights (SAR’s) equivalent to TD Bank’s common stock that generally vest over four years. At the maturity date, the participant receives cash representing the appreciated value of the units between the grant date and the redemption date. A liability is established by the Company related to the share units awarded and an incentive compensation expense is recognized in the consolidated statements of income over the vesting period. The number of phantom shares outstanding under this plan at October 31, 2005 and 2004 is 603,920 and 1,040,610, respectively, with an approximate value of $10,486 and $9,104, respectively. The total expense recognized by the Company for these share units for the years ended October 31, 2005, 2004 and 2003 was $5,305, $6,196 and $4,497, respectively.

A Senior Executive Deferred Share Unit Plan is offered to eligible executives of the Company. This is a deferred compensation plan which is administered mainly through a deferred share unit plan for the most senior executives of the Company. Under this plan, a percentage of earned annual cash incentive award is deferred into phantom deferred share units. The deferred share units will only be redeemed for cash in a period of time that follows the executive’s departure from TD Bank, either through retirement or termination. As of October 31, 2005 and 2004, a total of 34,889 and 43,966, respectively, deferred share units were outstanding. The annual cash incentive award is recorded as compensation expense in the consolidated statements of income in the period it is earned and the deferred portion is paid to TD Bank quarterly, as they are the plan administrator. The Company paid $86, $45 and $17 to TD Bank for the years ended October 31, 2005, 2004 and 2003, respectively, for

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
the administration of the plan. The Company paid to TD Bank and recorded compensation expense of $0, $90 and $150 for the financial deferred share unit plan for the year ended October 31, 2005, 2004 and 2003, respectively.

Substantially all of the Company’s Canadian employees are eligible to participate in TD Bank’s pension plan, which is a defined benefit plan funded by contributions from TD Bank and its members. Each year, actuarial valuations are made of the pension plans maintained by TD Bank to determine the present value of the accrued pension benefits. Pension plan assets are valued at market values. Pension costs are determined based upon separate actuarial valuations using the projected benefit method prorated on service and TD Bank management’s estimates rather than on valuation for funding purposes. There is no separate actuarial valuation for the Company, but the Company is charged its portion of pension expense by TD Bank. Pension expense/(income) includes the cost of pension benefits for the current year’s service, interest expense on pension liabilities, income on plan assets, and the amortization of pension adjustments on a straight-line basis over the expected average remaining service life of TD Bank’s employee group. The Company’s pro-rata share of TD Bank’s pension expense was $3,511, $2,900 and $2,939 for the years ended October 31, 2005, 2004 and 2003, respectively.

17.	Income Taxes

Through the date of the Reorganization, the Company and its U.S. subsidiaries filed consolidated Federal income tax returns on a fiscal year basis. The Company recognizes both the current and future income tax consequences of all transactions that have been recognized in the financial statements. The Company records a valuation allowance when it is not “more likely than not” that all of the future tax assets recognized will be realized. At October 31, 2005, the Company has utilized all of its remaining capital loss carryforwards for the recognized gain on sale of available for sale securities and the taxable gain on disposal of certain subsidiaries.

The Company has determined that no valuation allowance against deferred tax assets at October 31, 2005 and 2004 was necessary.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
The income tax provision consists of the following:

	For the year ended
	October 31,
	2005	2004	2003
Current:
U.S. Federal	$111,998	$34,261	$5,421
State and local	12,217	1,772	1,551
Foreign	99,416	55,182	32,431

Total current	$223,631	$91,215	$39,403

Deferred:
U.S. Federal	$2,103	$(3,762)	$6,189
State and local	180	(215)	373
Foreign	(212)	(1,445)	(1,835)

Total deferred	$2,071	$(5,422)	$4,727

Total income tax expense	$225,702	$85,793	$44,130

The Company’s tax filings are subject to audit by tax authorities. The Company has released provisions in each of the three years ended October 31, 2005 due to reassessments of reserves as a result of ongoing and closed tax audits.

The temporary differences, which have created deferred tax assets and liabilities, are detailed as follows:

	October 31,	October 31,
	2005	2004
Deferred tax asset
Accruals and allowances	$40,241	$27,062
Foreign operations	—	7,507

Deferred tax asset	40,241	34,569

Deferred tax liability
Goodwill and other	(38,415)	(34,814)
Other comprehensive income	(123)	(40,769)

Deferred tax liability	(38,538)	(75,583)

Total net deferred tax asset / (liability)	$1,703	$(41,014)

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
The following is a reconciliation of the provision for income taxes on continuing operations and the amount computed by applying the Federal statutory rate to income before income taxes.

	For the year ended
	October 31,
	2005	2004	2003
Federal statutory income tax rate	35.0%	35.0%	35.0%
Reduction of previously established reserve	(7.6)	(7.0)	(22.1)
Utilization of capital loss carryforwards	(14.5)	0.0	0.0
Taxable gain on disposal of certain subsidiaries	4.5	0.0	0.0
State and local income taxes, net of Federal income tax benefit & other	3.1	2.0	2.0
Foreign losses not deductible	0.0	0.0	16.5
Non-taxable foreign exchange gain	0.0	(2.0)	0.0
Other	0.3	0.4	1.4

	20.8%	28.4%	32.8%

The following is a reconciliation of the provision for income taxes on discontinued operations and the amount computed by applying the Federal statutory rate to income before income taxes.

	For the year ended
	October 31,
	2005	2004	2003
Federal statutory income tax rate	35.0%	35.0%	35.0%
Tax benefit on loss limited by carryback available	0.0	0.0	31.9
State and local income taxes, net of Federal income tax benefit & other	0.8	0.2	0.7
Foreign and provincial taxes	0.9	1.3	(2.5)
Gain on Reorganization	81.1	0.0	0.0
Foreign tax credit utilized	(70.4)	0.0	0.0
Other	0.0	0.2	0.0

	47.4%	36.7%	65.1%

As a result of the Reorganization described in Note 3, the Company generated gross taxable income of $1,018,867, consisting of dividends of $859,886 and net capital gains of $158,981. The related income tax of $397,452 was offset by foreign tax credits related to TDW Canada of $306,564 utilized during 2005. The remaining taxes totaled $90,888 and are included in the discontinued operations income tax provision of $206,449 for the year ended October 31, 2005.

18.	Related Party Transactions

The Company transacts business and has extensive relationships with TD Bank. The Company believes these transactions were conducted at terms similar to those generally available to third parties. A description of these transactions and relationships is set forth below.

General

Directors, officers and employees of the Company maintain cash and margin accounts with the Company’s broker-dealer subsidiaries and execute securities transactions through these firms in the ordinary course of business.

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
As more fully discussed in Note 17, the Company’s U.S. operations are included in the consolidated federal income tax returns and combined state and local income tax returns of the Company filed in the United States and its Canadian operations have been included in income tax returns filed by TD Bank or TD Securities Inc. in Canada. The provisions recorded by the Company for income taxes in the United States and Canada do not differ materially from the provisions that would have resulted had the Company filed separate income tax returns.

NISC provides clearing services to a U.S. affiliate of TD Bank. The income from this relationship was $2,068, $1,114 and $688 for the years ended October 31, 2005, 2004 and 2003, respectively. These fees have been included in commissions and fees.

TDW US reimburses TD Bank for expenses that are paid on its behalf. Such expenses amounted to $11,051, $7,506 and $6,063 for the years ended October 31 2005, 2004 and 2003, respectively.

TDW Bank entered into cross currency interest rate swap contracts with TD Bank related to mortgage-backed securities purchased by TDW Bank from TD Bank. At October 31, 2004, the Company, through TDW Bank had 104 cross currency interest rate swap agreements outstanding with TD Bank, having a notional principal amount of $5,671,709.

International operations

TDW Canada has securities, securities borrowing and lending, banking and underwriting activities with TD Bank and its affiliates. TDW Canada acts as the carrying broker for TDSI, under an introducing broker relationship. Due to brokers and dealers at October 31, 2004 includes $161,901 due to TDSI. During the years ended October 31, 2005, 2004 and 2003, the company received fees of $9,603, $7,227 and $5,112, respectively, from TDSI.

TDW Canada also pays TD Bank a referral fee for customers introduced by TD Bank’s retail bank branches, and provides clearing services to TD Bank.

At October 31, 2005 and 2004, Company cash held by affiliates was $1,795 and $46,773, respectively. For the years ended October 31, 2005, 2004 and 2003, cash deposits held with TD Bank earned total interest of $1,284, $805 and $262, respectively.

TDW Canada has a Master Services Agreement with TD Bank, whereby TD Bank provides certain services to TDW Canada, and TDW Canada provides certain services to TD Bank. At October 31, 2004, amounts payable to TD Bank related to the aforementioned services was $158,034. Charges for these services are calculated on a cost recovery basis.

TDW Canada also entered into interest rate swap agreements with TD Bank related to mortgage-backed securities purchased by the Company from TD Bank. The notional amount of the interest rate swap is Cdn$2,095,005 (US$1,720,037) at October 31, 2004.

At October 31, 2004, securities purchased under resale agreements of $1,515,855 consisted of securities purchased from TD Bank with the commitment to resell the security to TD Bank at a specified price. As a result of the October 2005 sale of TDW Canada, the Company had no balances for securities purchased under resale agreements at October 31, 2005.

TDW Canada entered into a cross-guarantee between TDW Canada, TDSI and the Investment Dealers Association of Canada, whereby TDW Canada and TDSI guarantee the payment and discharge of all indebtedness, obligations and liabilities of their customers in connection with their

TD Waterhouse Group, Inc.
Notes to Consolidated Financial Statements
(in US$ thousands, except share data)
respective securities business. This guarantee is limited to the amount of regulatory capital of TDW Canada and TDSI.

TD Bank guarantees the liabilities of TDW Canada with respect to the client security accounts and TDW Canada indemnifies TD Bank for any losses associated with this guarantee.

For the years ended October 31, 2005, 2004 and 2003, TD Bank charged TDW US, through its subsidiary call center in Canada, a fee of $11,051, $7,506 and $6,063, respectively, for services provided to TDW US.

TDW Canada entered into certain transactions with officers and directors of TDW Canada and their related corporations. Included in the receivable from customers is Cdn$6,958 (US$5,713) at October 31, 2004, and in payable to customers is Cdn$6,813 (US$5,594) at October 31, 2004 for such transactions.

Payables to customers excludes cash deposits of Cdn$2,706,555 (US$2,222,131) at October 31, 2004 held in trust by affiliated companies.

19.	Subsequent Events

On January 24, 2006, pursuant to the Purchase Agreement, Ameritrade purchased the Company from TD Bank. The shares of common stock issued to TD Bank in the Share Purchase represented approximately 32.5% of the outstanding shares of Ameritrade after giving effect to the transaction. Upon the completion of the transaction, Ameritrade changed its name to TD Ameritrade Holding Corporation (“TD Ameritrade”). The purchase price for the acquisition of the Company is subject to cash adjustments based on the closing date balance sheets of the Company.

In connection with the Purchase Agreement, TD Bank was given rights to have its shares of common stock of TD Ameritrade registered for resale and TD Bank licensed Ameritrade to use the “TD” name in connection with the operation of Ameritrade’s business. Ameritrade and TD Bank also entered into agreements regarding bank sweep accounts and mutual funds.

In connection with the Purchase Agreement, Ameritrade, TD Bank and J. Joe Ricketts, Ameritrade’s Chairman and Founder, and certain of his affiliates also entered into a Stockholders Agreement (the “Stockholders Agreement”). The Stockholders Agreement sets forth certain governance arrangements and contains various provisions relating to stock ownership, voting, election of directors and other matters.

On April 21 2006, the Company was merged into Ameritrade Online Holdings Corp., a subsidiary of TD Ameritrade. Simultaneously Ameritrade Online Holdings Corp’s name was changed to TD Ameritrade Online Holdings Corp. TD Ameritrade Online Holdings Corp. became the new Parent Company for the three broker-dealer subsidiaries of the Company.

On April 21, 2006, TDWISI withdrew its membership from the NYSE, maintaining its membership in the NASD. At the same time it changed its name to TD Ameritrade, Inc. It remains a subsidiary of TD Ameritrade Online Holdings Corp.

On June 30, 2006, the Company prepaid the $30,000 Subordinated Debt Series B Notes referenced in Note 10.

(b) Pro Forma Financial Information
TD AMERITRADE HOLDING CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
On January 24, 2006, Ameritrade Holding Corporation ( (“Ameritrade”) completed the acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”), a Delaware corporation, pursuant to an Agreement of Sale and Purchase, dated June 22, 2005, as amended (the “Purchase Agreement”), with The Toronto-Dominion Bank (“TD”). Ameritrade purchased from TD all of the capital stock of TD Waterhouse in exchange for 196,300,000 shares of Ameritrade common stock and $20,000 in cash. The shares of common stock issued to TD represented approximately 32.5 percent of the outstanding shares of Ameritrade after giving effect to the transaction. Upon the completion of the transaction, Ameritrade changed its name to TD AMERITRADE Holding Corporation (“TD AMERITRADE”). In addition, on January 24, 2006, Ameritrade completed the sale of Ameritrade Canada, Inc. to TD for $60 million in cash. The purchase price for the acquisition of TD Waterhouse and the sale price for the sale of Ameritrade Canada were subject to cash adjustments based on the closing date balance sheets of Ameritrade, TD Waterhouse and Ameritrade Canada. On May 5, 2006, TD AMERITRADE received approximately $45.9 million from TD for the settlement of cash adjustments related to the purchase of TD Waterhouse and the sale of Ameritrade Canada.
Prior to the completion of the transactions described above, TD Waterhouse completed a reorganization whereby all of its non-U.S. and non-brokerage businesses were transferred to TD (the “Reorganization”). At the time of completion of the acquisition of TD Waterhouse, TD Waterhouse retained only its U.S. retail securities brokerage business. As contemplated in the Purchase Agreement, on January 24, 2006, TD AMERITRADE commenced payment of a special cash dividend of $6.00 per share in respect of the shares Ameritrade common stock outstanding prior to the consummation of the acquisition of TD Waterhouse. The total amount of the dividend was approximately $2.4 billion.
The following unaudited pro forma combined condensed statement of income has been prepared to assist you in your analysis of the financial effects of the acquisition of TD Waterhouse by Ameritrade. This information should be read in conjunction with, and is qualified in its entirety by, (1) the audited consolidated financial statements and accompanying notes of Ameritrade for the fiscal year ended September 30, 2005 included in Ameritrade’s Form 10-K for the fiscal year then ended and (2) the audited consolidated financial statements and accompanying notes of TD Waterhouse for the fiscal year ended October 31, 2005 included in this Form 8-K/A. A pro forma combined condensed balance sheet is not presented here because the acquisition of TD Waterhouse has already been reflected in the most recent interim balance sheet filed by TD AMERITRADE on Form 10-Q.
The pro forma statement of income is based on the estimates and assumptions set forth in the accompanying notes. The pro forma statement of income is being furnished solely for information purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period indicated, nor is it necessarily indicative of the results of operations that may occur in the future.
The accompanying unaudited pro forma combined condensed statement of income gives effect to the acquisition of TD Waterhouse using the purchase method of accounting. The pro forma adjustments related to the acquisition of TD Waterhouse are preliminary and are based on management’s estimates of the value of the tangible and intangible assets acquired. The final adjustments may differ materially from those presented in these pro forma financial statements. The final purchase price allocation will be completed after asset and liability valuations are final. The preliminary allocations are based on assumptions that Ameritrade’s management believes are reasonable. Final adjustments may result in a materially different allocation of the purchase price, which would affect the value assigned to the tangible and intangible assets. The effect of these changes on the statement of income will depend on the nature and amount of adjustments to the assets and liabilities.
The unaudited pro forma combined condensed statement of income for the year ended September 30, 2005 assumes the acquisition of TD Waterhouse took place as of September 24, 2004, the last day of Ameritrade’s fiscal year 2004. The unaudited pro forma combined condensed statement of income for the year ended September 30, 2005 combines

Ameritrade’s consolidated statement of income for the year ended September 30, 2005 with TD Waterhouse’s consolidated statement of income for the year ended October 31, 2005.
Reclassifications have been made to TD Waterhouse’s historical financial information to conform it to Ameritrade’s financial statement classifications.
The pro forma results of operations do not reflect revenue opportunities and cost savings that we expect to realize resulting from the integration of TD Waterhouse. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the integration of TD Waterhouse.
TD AMERITRADE expects to incur approximately $55 million to $65 million of nonrecurring pre-tax charges (approximately $34 million to $39 million net of income taxes) resulting directly from the acquisition, which will be included in income within 12 months following the closing of the acquisition. These charges include re-branding costs, client communications, Ameritrade contract termination costs and Ameritrade employee involuntary termination costs. These charges are not reflected in the pro forma results of operations.

TD AMERITRADE HOLDING CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED SEPTEMBER 30, 2005
In thousands, except per share amounts

		Ameritrade		TD			Ameritrade and
	Ameritrade	Canada	Ameritrade	Waterhouse	Pro Forma	Note	TD Waterhouse
	Historical	Note 2(a)	Adjusted	Historical	Adjustments	Reference	Combined
Revenues:
Transaction-based revenues:
Commissions and transaction fees	$523,985	$(9,751)	$514,234	$289,742	$—		$803,976

Asset-based revenues:
Interest revenue	540,348	(1,400)	538,948	215,492	—		754,440
Brokerage interest expense	(141,399)	—	(141,399)	(39,607)	(6,802)	2 (b)	(187,808)

Net interest revenue	398,949	(1,400)	397,549	175,885	(6,802)		566,632

Money market deposit account fees	—	—	—	73,889	80,793	2 (c)	154,682
Money market and other mutual fund fees	25,051	—	25,051	85,269	—		110,320

Total asset-based revenues	424,000	(1,400)	422,600	335,043	73,991		831,634

Other revenues	55,168	(286)	54,882	137,592	—		192,474

Net revenues	1,003,153	(11,437)	991,716	762,377	73,991		1,828,084

Expenses:
Employee compensation and benefits	180,579	(1,901)	178,678	272,713	—		451,391
Clearing and execution costs	26,317	(2,356)	23,961	41,272	—		65,233
Communications	35,663	(187)	35,476	48,243	—		83,719
Occupancy and equipment costs	43,411	(430)	42,981	75,726	—		118,707
Depreciation and amortization	10,521	(58)	10,463	34,569	(23,635)	2 (d)	21,397
Amortization of acquired intangible assets	13,887	—	13,887	4,942	35,867	2 (e)	54,696
Professional services	30,630	(187)	30,443	28,509	—		58,952
Interest on borrowings	1,967	(2)	1,965	1,992	125,738	2 (f)	137,930
					8,235	2 (b)
Other	22,689	(2,195)	20,494	76,642	—		97,136
Advertising	92,312	(1,339)	90,973	85,290	—		176,263
Fair value adjustments of investment-related derivative instruments	(8,315)	—	(8,315)	—	—		(8,315)

Total expenses	449,661	(8,655)	441,006	669,898	146,205		1,257,109

Pre-tax income	553,492	(2,782)	550,710	92,479	(72,214)		570,975
Provision for income taxes	213,739	(303)	213,436	19,253	(27,802)	2 (g)	204,887

Income from continuing operations	$339,753	$(2,479)	$337,274	$73,226	$(44,412)		$366,088

Earnings per share from continuing operations — basic	$0.84		$0.83				$0.61
Earnings per share from continuing operations — diluted	$0.82		$0.82				$0.60

Weighted average shares outstanding — basic	404,215		404,215		196,300	2 (h)	600,515
Weighted average shares outstanding — diluted	413,167		413,167		196,300	2 (h)	613,167
					3,700	2 (i)
See notes to unaudited pro forma combined condensed statement of income.

TD AMERITRADE HOLDING CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
Columnar amounts in thousands, except percentages and time periods
1. Basis of Presentation
The unaudited pro forma combined condensed statement of income reflects the effect of entries recorded under the purchase method of accounting. The total purchase price has been allocated to the tangible and intangible assets and liabilities of TD Waterhouse based on their estimated fair values. The amounts and components of the preliminary purchase price, along with the preliminary allocation of the purchase price, are presented below.
Preliminary Purchase Price

TD AMERITRADE common stock issued	$2,123,181
Cash acquired, net of cash paid	(580,056)
Closing date capital adjustments	(45,915)
Acquisition costs	20,706
Exit and involuntary termination costs	124,647

Total preliminary purchase price	$1,642,563

Preliminary Purchase Price Allocation

Cash and investments segregated in compliance with federal regulations	$76,000
Receivable from broker, dealers and clearing organizations	148,637
Receivable from clients and correspondents, net	3,871,184
Receivable from affiliate	5,712
Other receivables	8,521
Property and equipment	18,983
Goodwill	918,341
Acquired intangible assets	839,426
Investments in equity securities	9,353
Other assets	68,066

Total assets acquired	5,964,223

Payable to brokers, dealers and clearing organizations	(2,046,812)
Payable to clients and correspondents	(1,631,740)
Accounts payable and accrued liabilities	(184,911)
Payable to affiliate	(2,166)
Securities sold, not yet purchased	(2,417)
Note payable to affiliate	(300,000)
Deferred income taxes	(154,127)

Total liabilities assumed	(4,322,173)

Other comprehensive income	513

Total purchase price allocated	$1,642,563

The purchase price is preliminary, primarily due to estimates included for exit and involuntary termination costs. Differences between these estimates and actual results may result in adjustments to the purchase price. Ameritrade began formulating plans to consolidate certain facilities and functions prior to the closing of the acquisition of TD Waterhouse. Although TD AMERITRADE believes its plans are reasonable, minor changes may still be made to the scope or timing of such plans, which may result in changes to estimated exit and involuntary termination costs. Exit and involuntary termination costs consist primarily of severance and other involuntary termination costs for approximately 900 TD Waterhouse employees, costs associated with unfavorable leases and other contract termination costs.
The value of the 196,300,000 shares of TD AMERITRADE common stock issued is calculated using the $16.816 average closing market price of Ameritrade common stock for the period beginning two business days before and ending two business days after June 22, 2005, the date the proposed acquisition of TD Waterhouse was agreed to and announced, less the $6.00 per share special cash dividend. The special dividend is deducted from the average market price because the shares issued to TD did not include the right to receive the special dividend.
2. Pro Forma Adjustments
The following adjustments have been reflected in the unaudited pro forma combined condensed statement of income:
(a) Reflects the deletion of Ameritrade Canada’s results of operations.
(b) Reflects additional interest expense on borrowings by TD Waterhouse to fund the closing date capital adjustment. The closing date capital adjustment provided for the distribution to TD of excess capital of TD Waterhouse above the sum of six percent of aggregate debit items (calculated for each registered broker-dealer as of any given date on the same basis as the amount set forth in Box 4470 of the Form X-17A-5 that is completed by such entity) plus $1.00 per share of Ameritrade common stock. The calculation of the pro forma borrowings is as follows:

TD Waterhouse pro forma borrowings for closing date capital adjustment
TD Waterhouse total stockholders’ equity, October 31, 2005	$1,504,429
Plus: TD Waterhouse affiliate notes receivable	1,550,731
Less: Goodwill and intangible assets	(711,118)

TD Waterhouse pro forma closing date net tangible book value		$2,344,042

Aggregate debit items (per Box 4470 of Form X-17A-5 for registered broker-dealer entities)	3,959,021
Times: Six percent requirement per share purchase agreement	6%

	237,541
Plus: $1.00 per Ameritrade common share	407,132

TD Waterhouse pro forma targeted closing date net tangible book value		644,673

Pro forma excess over targeted closing net tangible book value (Total pro forma excess capital to be distributed to TD)		1,699,369
Less: TD Waterhouse cash and cash equivalents		(62,765)
Less: TD Waterhouse affiliate notes receivable		(1,550,731)

Pro forma amount borrowed to fund closing date capital adjustment		85,873
Plus: Amount borrowed to maintain $1.00 per Ameritrade share of cash		407,132

Total pro forma amounts borrowed		493,005
Less: Borrowings from TD (Notes payable to affiliates)		(270,000)

Pro forma borrowings on stock lending (Payable to brokers, dealers)		$223,005

Interest expense is calculated based on the average 30-day LIBOR interest rate for the period, which was TD Waterhouse’s typical cost for these types of borrowings. Interest expense associated with stock lending activities is classified as brokerage interest expense in the statement of income because it relates to broker-dealer activities. Interest expense on borrowings from affiliates is classified as interest on borrowings in the statement of income. The calculations of the related pro forma interest expense adjustments are as follows:

	Stock	Borrowings	Total
	Lending	from Affiliate	Borrowings
Principal balance	$223,005	$270,000	$493,005
Times: Average interest rate assumption	3.05%	3.05%	3.05%

Pro forma adjustment	$6,802	$8,235	$15,037

(c) Reflects additional marketing fees that would have been earned by TD Waterhouse’s broker-dealer subsidiaries from TD Bank USA, N.A. (“TD Bank USA”) (formerly known as TD Waterhouse Bank, N.A.), had the Money Market Deposit Account (“MMDA”) agreement among TD, Ameritrade and certain broker-dealer subsidiaries of TD Waterhouse been in effect during the period presented. The MMDA agreement became effective upon the closing of the acquisition of TD Waterhouse. Under the previous MMDA arrangement, the TD Waterhouse broker-dealer subsidiaries earned a flat fee of 90 basis points on client MMDA balances, reduced by a management fee, while TD Bank USA retained any additional yield in excess of 90 basis points. Under the new MMDA agreement, the TD Waterhouse broker-dealer subsidiaries’ earnings are not limited to 90 basis points, but instead are based on the actual net yield earned by TD Bank USA on the client MMDA assets, less the actual interest cost paid to clients, a flat fee to TD Bank USA of 20 basis points and certain direct expenses. The pro forma adjustment is summarized as follows:
MMDA Agreement Marketing Fees:

Pro forma, as if new MMDA agreement were in effect	$154,682
Less: Actual, as originally reported	(73,889)

Pro forma adjustment	$80,793

(d) Reflects the difference in depreciation and amortization expense resulting from the portion of the TD Waterhouse purchase price allocated to the fair value of the TD Waterhouse depreciable assets. The amounts allocated to these assets were based on TD AMERITRADE management and third-party valuations, taking into consideration redundancies resulting from the acquisition. The calculation of the pro forma adjustment is as follows:

Pro forma annualized depreciation and amortization based on preliminary purchase price allocation	$10,934
Less: Actual TD Waterhouse depreciation and amortization, as originally reported	(34,569)

Pro forma adjustment	$(23,635)

(e) Reflects amortization resulting from the portion of the TD Waterhouse purchase price allocated to the fair value of the TD Waterhouse client base. The following table summarizes the major classes of TD Waterhouse acquired intangible assets and the respective amortization periods:

		Amortization
	Amount	Period (Years)
Client relationships	$693,752	17
Trademark license — TD	145,674	None

	$839,426

The amounts allocated to acquired intangible assets were based on preliminary results of an independent valuation. The initial term of the trademark license agreement with TD is ten years and the agreement is automatically renewable for additional ten-year periods. The acquired intangible asset associated with the trademark license agreement is not subject to amortization because the term of the agreement is considered to be indefinite. The calculation of the pro forma adjustment is as follows:

Pro forma acquired client relationship intangible asset	$693,752
Divided by estimated life (years)	17

Estimated annual amortization of acquired intangible assets	40,809
Less: TD Waterhouse amortization of acquired intangible assets	(4,942)

Pro forma adjustment	$35,867

(f) Reflects estimated interest expense and amortization of debt issuance costs associated with $1.6 billion of long-term debt issued to fund a portion of the $6.00 per share special cash dividend paid in connection with the acquisition of TD Waterhouse and $300 million of long-term debt issued for working capital purposes. Pro forma interest expense is based on an interest rate assumption of 6.45 percent. The interest rate is based on the weighted average actual variable interest rate incurred from the inception of the borrowings through August 30, 2006. The average principal amount outstanding is based on scheduled principal payments for the first year, assuming no prepayments. Debt issuance costs are amortized based on the effective interest method over the terms of each respective note, which range from approximately five to seven years. The calculation of the pro forma adjustment is as follows:

Pro forma average principal amount outstanding	$1,890,193
Times: Assumed interest rate	6.45%

Annual interest expense	121,917

First year amortization of $21.0 million of debt issuance costs, using effective interest method	3,821

Pro forma adjustment	$125,738

(g) Reflects the net income tax effect of pro forma adjustments (b), (c), (d), (e) and (f), computed at Ameritrade’s marginal tax rate for the period as follows:

Adjustment to brokerage interest expense	$(6,802)
Adjustment to money market deposit account fees	80,793
Adjustment to depreciation and amortization	23,635
Adjustment to amortization of acquired intangible assets	(35,867)
Adjustments to interest on borrowings	(133,973)

Net effect of adjustments on pre-tax income	(72,214)
Ameritrade marginal income tax rate	38.5%

Pro forma adjustment	$(27,802)

(h) Reflects the impact of shares of TD AMERITRADE common stock issued as consideration in the acquisition of TD Waterhouse as if outstanding from the beginning of the period.
(i) Reflects additional common stock equivalents resulting from the adjustment of Ameritrade stock options for the special cash dividend in accordance with the terms of the Ameritrade stock plans. The pro forma adjustment was calculated using the treasury stock method based on 20.3 million pre-adjustment stock options outstanding as of January 24, 2006, with a pre-adjustment weighted average exercise price of $6.24 per share. The option adjustment ratios were calculated using the volume-weighted average market price of $26.1983 per share for the Ameritrade stock on January 24, 2006, the last trading day before the ex-dividend date for the special dividend. This resulted in a shares covered adjustment ratio of 1.2971 to 1.00 and an exercise price adjustment ratio of 0.7710 to 1.00.

(d) Exhibits
23.1	Consent of Independent Auditors

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: September 19, 2006	By:	/s/ JOHN R. MACDONALD

		Name:	John R. MacDonald
		Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer